U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 30, 2013

BRE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

525 Market Street, 4th Floor, San Francisco, California 94105-2712

(Address of principal executive offices) (Zip code)

(415) 445-6530

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amended Current Report on Form 8-K/A (this “Report”) is being filed to correct a portion of the description, based on an incorrect form, in Item 5.02 of the Current Report on Form 8-K dated January 30, 2013, filed by BRE Properties, Inc. (the “Company”) on February 5, 2013 (the “Original Filing”), concerning that certain form of Restricted Stock Award Agreement (the “Agreement”) adopted by the Company pursuant to its 1999 BRE Stock Incentive Plan (the “Plan”). This Report amends and restates the description of the terms of the Agreement and provides the correct version of the Agreement as an exhibit. Except as described above, no other changes have been made to the Original Filing and this Form 8-K/A does not modify or update any other information in the Original Filing.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 30, 2013, the Compensation Committee of our Board of Directors (the “Compensation Committee”) adopted a new form of Restricted Stock Award Agreement pursuant to our 1999 BRE Stock Incentive Plan (the “Plan”).

Our form of Restricted Stock Award Agreement sets forth the terms and conditions on which restricted shares of our common stock are earned by the award recipient. Approximately 15.4% of each award will be earned ratably over five to six years on each anniversary of the grant date subject to continuous employment, depending upon factors selected by the Compensation Committee.

Approximately 38.5% of each award will be earned on the first anniversary of the grant date, determined based on the achievement of performance goals and subject to certain adjustments as set forth in the Restricted Stock Award Agreement, with the exact number of shares earned determined based upon our performance over a one year period in amount equal to a percentage between zero and 200%. If any portion is earned, then those shares will vest ratably over four to six years on each anniversary of the grant date, depending upon factors selected by the Compensation Committee.

The remainder, approximately 48.1% of each award, will be earned on the fourth anniversary of the grant date, determined based on the achievement of performance goals and subject to certain adjustments as set forth in the Restricted Stock Award Agreement, with the exact number of shares earned determined based upon our performance over a four- to six-year period in amount equal to a percentage between zero and 200%. If any portion is earned, then depending upon the vesting schedule those shares will vest ratably over two years starting on the fourth anniversary of the grant date or cliff vest on the sixth anniversary of the grant date, depending upon factors selected by the Compensation Committee.

Upon termination by us without cause or resignation for good reason by the award recipient, all unvested time-based shares and any unvested but computed performance-based shares will vest fully. If the period for determining the amount of such award has not occurred, then the amount of such award will be determined based upon the meeting of the quantitative metrics through such date and the recipient will receive those awards prorated for the number of quarters since the original grant date. Upon retirement by the award recipient and meeting of the specified retirement conditions, the award recipient will receive a portion of the unvested time-based shares determined by multiplying the number of unvested time-based shares by the retirement percentage (20% to 100% based on the recipient’s age above 55, provided that the sum of age and years of service is greater than 65 and that the recipient has given at least one year’s notice of retirement). If such retirement occurs prior to the determination date for any performance-based shares, the award recipient will receive a number of shares in respect of the unvested performance-based shares determined by multiplying the number of shares that would otherwise vest based upon the meeting of the quantitative metrics through the retirement date by a fraction which takes into account the amount of time elapsed during the performance period and the award recipient’s retirement percentage.

The foregoing description of our form of Restricted Stock Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of our form of Restricted Stock Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibit.

Exhibit Number	Description
10.1	Form of Restricted Stock Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.

Date: April 3, 2013	By:	/s/ CONSTANCE B. MOORE
Name: Constance B. Moore
Title: President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Form of Restricted Stock Award Agreement.